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                                                                   EXHIBIT 10.58


                     EMPLOYEE BENEFITS ALLOCATION AGREEMENT

         This EMPLOYEE BENEFITS ALLOCATION AGREEMENT, dated _______________, 1997, is between Seitel Inc. ("Seitel"), a Delaware corporation, and Eagle Geophysical, Inc. ("Eagle"), a Delaware corporation.

         WHEREAS, Seitel, a public company whose common shares are traded on the New York Stock Exchange, owns indirectly 100% of the common stock of Eagle.

         WHEREAS, the Board of Directors of Seitel has determined, subject to its further consideration and the satisfaction of certain conditions, to separate the ownership of a majority of its equity ownership of Eagle and its subsidiaries from Seitel by means of an initial public offering by Eagle and Seitel of 5,880,000 shares of Eagle common stock (the "IPO") pursuant to a Registration Statement filed by Eagle with the SEC on June 2, 1997, as amended.

         WHEREAS, the parties hereto have determined that it is necessary and desirable to make certain agreements regarding employee benefit plans and related matters in connection with the IPO.

         NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                             DEFINITIONS; HEADINGS

         SECTION 1 - DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings, unless a different meaning clearly is required by the context:

         (a) Administrative Services Agreement. The transition management Administrative Services Agreement, dated _____ _________, 1997, between Seitel and Eagle entered into pursuant to the terms of the Master Separation Agreement.

         (b) Action or Claim. Any "Third-party Claim" as defined in the Master Separation Agreement, together with any assessment of, or claim for, taxes or a statutory penalty. For purposes hereof, the term "Action" or "Claim" always is deemed to include, but is not limited to, a Qualification or ERISA Claim.

         (c) Closing Date. The Closing Date as defined in the Master Separation Agreement.

         (d) COBRA. Continuation health coverage maintained under Section 4980B of the Code and Sections 601 to 607 of ERISA, and any successor provisions thereto.

         (e) Code. The Internal Revenue Code of 1986, as amended, and any predecessor or successor thereto.

         (f) Employee or Active Employee. An individual maintained on an entity's payroll system (including, but not limited to, an individual on approved leave of absence and an individual in receipt of or entitled to worker's compensation or employer-provided long term


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disability benefits) and, to the extent required by the context, such an individual's dependents and beneficiaries.

         (g) ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time.

         (h) Filing. The requirement to timely file a form related to an employee benefit plan, including but not limited to Internal Revenue Service ("IRS") Form 5500; to timely distribute a notice related to an employee benefit plan, including, but not limited to, a COBRA notice or a summary plan description; and to timely pay a fee or premium.

         (i) IPO. The initial public offering described in the recitals to this Agreement.

         (j) Master Separation Agreement. The Master Separation Agreement of even date herewith between Seitel and Eagle.

         (k) Policy Claim. A routine claim for benefits under a medical, dental, disability or group life insurance program.

         (l) Qualification or ERISA Claim. Any Action or Claim arising from, or related to, the failure of a benefit plan that is intended to be tax-qualified under the provisions of Section 401(a), et seq., of the Code to satisfy the requirements for qualification, in form or in operation; any Action or Claim arising from, or related to, the failure of an employee benefit plan to comply with applicable requirements of ERISA (including, for this purpose, Section 4975 of the Code); and any Action or Claim arising from, or related to, the failure to make a Filing.

         SECTION 2 - HEADINGS. The headings in this Agreement are for convenience of reference only and are not to be construed as a part of the Agreement.

                                   ARTICLE II
                        DEFINED CONTRIBUTION 401(K) PLAN

         SECTION 1 - IDENTIFICATION OF EXISTING PLAN. The Seitel, Inc. 401(k) Plan is maintained in the United States for employees and former employees of Seitel and its related participating employers.

         SECTION 2 - VESTING; FUNDING. Effective as of the close of business on the Closing Date, each individual who is an active employee of Eagle and who is a participant in the Seitel, Inc. 401(k) Plan shall be vested in the benefit accrued by him as of the Closing Date to the maximum extent allowed for based on his compensation and service through such date. On such date as determined by Seitel, but prior to the asset transfer described in Section 3 of this
Article II, Seitel shall contribute, or cause to be contributed, to the Seitel, Inc. 401(k) Plan any contributions required to be made under such plan on behalf of participants who are employees of Eagle.

         SECTION 3 - ESTABLISHMENT OF NEW 401(K) PLAN AND ASSET TRANSFER. On or before July 1, 1997, Eagle shall adopt a defined contribution plan. Such plan (the "Eagle Geophysical, Inc. 401(k) Plan") shall be effective as of July 1, 1997. At such administratively feasible date


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following the Closing Date as is determined by Seitel, there shall be a transfer from the Seitel, Inc. 401(k) Plan to the Eagle Geophysical, Inc. 401(k) Plan of the account balances of individuals who were participants in the Seitel, Inc. 401(k) Plan and who are eligible to become participants in the Eagle Geophysical, Inc. 401(k) Plan. Such transfers may be made in cash or in kind or in a combination of both, in Seitel's sole discretion. Prior to such transfer, Seitel shall continue to administer the Seitel, Inc. 401(k) Plan in the interests of such participants as well as all other participants in the Seitel, Inc. 401(k) Plan. It shall be provided that no further 401(k) employee and matching contributions shall be made after the final _______________, 1997 payroll deposit is made by or on behalf of a participant who is or is scheduled to become an active employee of Eagle as of the close of business on the Closing Date and provided, further, that no loans may be obtained on or after _______________, 1997 from the 401(k) Plan by such participants.

         SECTION 4 - ALLOCATION OF RESPONSIBILITIES. Eagle shall be solely responsible for all Filings for, and the defense of any Claim with respect to, the plan adopted by it pursuant to Article II and Seitel shall be solely responsible for all Filings for, and the defense of any Qualification or ERISA Claim with respect to, the Seitel, Inc. 401(k) Plan.

                                  ARTICLE III
         MEDICAL, DENTAL, DISABILITY AND GROUP LIFE INSURANCE BENEFITS

         Eagle shall establish as soon as administratively feasible after the Closing Date, and in any event on or before ___________, 1997, medical, dental, disability and group life insurance (which includes life and accidental death and dismemberment benefits) programs for the benefit of Eagle's active employees that provide coverage to such employees that is substantially similar to the coverage provided for such active employees immediately prior thereto, including coverage without any pre-existing condition limitation for individuals currently insured under Seitel's insurance and annual out-of-pocket expenses that had been satisfied or paid by such employees under similar programs maintained by Seitel prior to the Closing Date. Eagle shall be solely responsible for all Filings and Policy Claims for the programs established by it pursuant to this Article III, and Seitel shall be solely responsible for all Filings and, to the extent consistent with the terms of the programs sponsored by Seitel, Policy Claims and the defense (including the settlement or payment) of all medical, dental, disability and group life insurance Claims made by a covered participant or his or her beneficiary relating to events that occurred prior to the close of business on the Closing Date under an insurance program sponsored by Seitel. Eagle shall be solely responsible for all Filings and Policy Claims made by a covered participant who is an Eagle employee or his or her beneficiary relating to events that occur after the close of business on the Closing Date under an insurance program sponsored by Seitel but prior to the establishment of Eagle's programs pursuant to this Article III (provided, however, that Seitel shall use its reasonable efforts to administer such Claims), and Eagle shall pay to Seitel the proportionate share of premiums under such programs relating to periods after the Closing Date and prior to the establishment of Eagle's programs for such Eagle employees and related beneficiaries. Eagle shall cooperate with Seitel in any manner reasonably requested by Seitel or its employees or agents to enable Seitel to complete such Filings and handle such Policy Claims. In addition, Eagle shall reimburse Seitel for any costs or expenses incurred by Seitel in connection with such programs that properly are allocable to Eagle (which shall specifically exclude any increased premiums incurred by Seitel as a result of the demographic shift in the insured population as a result of Eagle employees being removed from such programs).


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                                   ARTICLE IV
                          SEVERANCE PAY; VACATION PAY

         SECTION 1 - SEVERANCE PAY. Although the parties are of the belief that the IPO does not necessarily give rise to the payment of severance pay (or salary continuation, unemployment compensation or similar pay), in the event that on or after the close of business on the Closing Date, a Claim for any such pay is made by an employee of Eagle, the defense of such Claim, as well as any payment or settlement of such Claim, shall be solely the responsibility of Eagle.

         SECTION 2 - VACATION PAY. Effective as of the close of business on the Closing Date, Eagle shall continue in effect any vacation pay plans maintained for the benefit of their employees immediately prior thereto. In the event that on or after the close of business on the Closing Date, a Claim for vacation pay is made by an employee of Eagle, the defense of such Claim, as well as any payment or settlement of such Claim, shall be solely the responsibility of Eagle.

                                   ARTICLE V
                                 CAFETERIA PLAN

         Eagle shall adopt cafeteria plan documents in a form furnished to Eagle with respect to the Eagle employees who, prior to the Closing Date, were eligible and/or participating in the Seitel, Inc. Cafeteria Plan that provided for the pre-tax payment of medical and dental insurance premiums. The plan set forth in such document ("Eagle Geophysical, Inc. Cafeteria Plan") shall become effective as soon as administratively feasible after the Closing Date and in no event later than _______________, 1997.

                                   ARTICLE VI
             EMPLOYMENT; EMPLOYMENT RELATED MATTERS; OTHER BENEFITS

         SECTION 1 - EMPLOYMENT. Effective as of the close of business on the Closing Date, Eagle shall continue to employ all individuals who were employees of Eagle as a wholly-owned subsidiary of Seitel immediately prior thereto, together with any Seitel employees who are transferring to Eagle at the request of Eagle unless any such individual declines employment with Eagle. Nothing herein shall be construed to be a guarantee of employment, and Eagle may terminate an individual's employment or adjust such individual's compensation at any time and for any reason.

         SECTION 2 - EMPLOYMENT RELATED MATTERS. Eagle shall be solely responsible for the defense of any Claim made by, on behalf of, or with respect to, (i) any employee thereof, (ii) any former employee of Eagle, or (iii) any individual described in Section 1 hereof, including the settlement or payment of such a Claim, that arises out of, or relates to, such individual's employment with (or failure to be employed by) Eagle or an employee benefit matter that is not covered elsewhere by the terms of this Agreement. Such Claims include, but are not limited to, employment discrimination, harassment, wrongful discharge and COBRA Claims.

         SECTION 3 - OTHER BENEFITS. Except as otherwise expressly provided in this Agreement, Eagle shall be solely responsible for the provision of all employee benefits to its employees and


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former employees and for any Filings and the defense of any Claim, including any settlement or payment or such Claim, related to any such benefit provided by it or the failure to provide or maintain any particular benefit.

                                  ARTICLE VII
                    CERTAIN BENEFITS ADMINISTRATION MATTERS

         SECTION 1 - PURPOSE; RELATIONSHIP TO ADMINISTRATIVE SERVICES AGREEMENT. The Administrative Services Agreement provides that Seitel shall consult with Eagle with respect to employee benefits and certain related matters. The purpose of this Article VII is to bind the parties to share in certain employee benefits responsibilities that are necessary or appropriate in view of other agreements reached herein and the fact that, for a portion of 1997, the parties are members of a controlled group of corporations, within the meaning of Section 414(b) of the Code. To the extent inconsistent, the provisions hereof override the provisions of the Administrative Services Agreement.

         SECTION 2 - FORM 5310 FILINGS. Unless expressly instructed in writing otherwise by Eagle, Seitel shall make the IRS Form 5310 filings with the IRS necessary to effectuate the transfers contemplated by Article II.

         SECTION 3 - APPLICATION FOR DETERMINATION. Eagle shall file the application for determination with the IRS with respect to the newly adopted Code Section 401(k) plan described in Article II.

         SECTION 4 - DISCRIMINATION TESTING; DISTRIBUTIONS. Eagle shall supply to Seitel within sixty (60) days of a request from Seitel all information reasonably requested by Seitel to undertake discrimination testing under Sections 401(a)(4), 401(k), 401(m), and 410(b) of the Code (or other applicable sections of the Code) for the portion of 1997 during which the parties were members of a controlled group of corporations within the meaning of Section 414(b) of the Code. Seitel shall share the discrimination test findings with Eagle, to the extent relevant to Eagle. At such times as are determined by Seitel, Eagle shall make distributions from their employee benefit plan to their employees or take other corrective actions determined by Seitel upon notice from Seitel to Eagle that such distributions or other actions are necessary to satisfy any discrimination test for the portion of 1997 during which the parties were members of a controlled group of corporations. Nothing herein shall be construed to require Seitel to undertake discrimination testing on Eagle's behalf nor shall any of Seitel's findings or any notice provided pursuant to the immediately preceding sentence create any responsibility or liability on the part of Seitel.

         SECTION 5 - COOPERATION WITH RESPECT TO PLAN ADMINISTRATION. Seitel and Eagle shall cooperate with each other, and shall provide, or cause to be provided, to each other information reasonably requested within sixty (60) days of the request, in order to efficiently administer and account properly for the employee benefit plans maintained by them and the undertakings contemplated herein, including for example, but not limited to, information necessary to effectuate the provisions of Article II, Section 3 hereof.


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         SECTION 6 - OTHER MATTERS.  Except as otherwise provided in this
Agreement, unless requested by Eagle and agreed to by Seitel, or unless initiated by Seitel and agreed to by Eagle, Seitel shall not be responsible for employee benefits matters including, but not limited to, Filings, on behalf of Eagle's employees, former employees, or their beneficiaries.

         SECTION 7 - EXTENT OF SEITEL'S RESPONSIBILITY. The employee benefit services provided to Eagle by Seitel pursuant to this Article VII and the Administrative Services Agreement are ministerial and are for the sake of administrative conveniences only. In providing such services, Seitel shall not be responsible for the accuracy, completeness or timeliness of any advice or service or any return, report, filing or other document that it provides, prepares or assists in preparing except to the extent that any inaccuracy, incompleteness or untimeliness arises solely from Seitel's gross negligence or willful misconduct. The parties expressly acknowledge that with respect to any employee benefit plan or arrangement established, maintained, or assumed by Eagle, neither Seitel nor any of its directors, officers, employees, agents and affiliates (and the heirs, executors, successors and assigns of any of the foregoing) is or shall be a fiduciary. In accordance with the indemnification provisions of Article VIII, Eagle shall indemnify, defend and hold harmless Seitel and its directors, officers, employees, agents and affiliates (and the heirs, executors, successors and assigns of any of the foregoing) from and against any matter arising out of, or due to, an allegation or determination that Seitel or any other person specified herein is a fiduciary or has fiduciary responsibility with respect to any such employee benefit plan or arrangement.

         SECTION 8 - COMMON PROJECTS. The parties acknowledge that certain employee benefit arrangements and responsibilities including, but not limited to, discrimination testing, may involve a commonality of interests and, accordingly, of projects and necessary services. To the extent that such common projects are performed by Seitel and Seitel cannot ascertain the precise amount of time spent in providing services to a particular party, its fees and expenses (the amount of which shall be determined under the Administrative Services Agreement) shall be apportioned on an equitable basis between Seitel and Eagle. In general, the total fees and expenses for any such common project shall be divided evenly between Seitel and Eagle unless Seitel determines and Eagle agrees that, due to such factors as the amount and complexity of the data involved, a different apportionment is more equitable.

         SECTION 9 - OUTSIDE CONSULTANTS. The parties acknowledge that the employee benefit arrangements made by them pursuant to this Agreement including, but not limited to, this Article VII, may require the services of outside consultants including, for example, attorneys and accountants. The parties shall attempt to negotiate separate fee arrangements with outside consulting, legal and accounting firms, even though some firms' services may relate to projects common to both parties. However if, notwithstanding the foregoing, Seitel receives an invoice from such a firm that clearly relates to such a common project, Seitel, with Eagle's consent and assistance, shall apportion on an equitable basis the firm's fees and expenses between the affected parties and bill each affected party accordingly. In general, the total fees and expenses reflected on the invoice shall be divided evenly between Seitel and Eagle unless Seitel determines that, due to such factors as the amount and complexity of the data involved, a different apportionment is more equitable.


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         SECTION 10 - EXECUTIVE COMPENSATION.  All executive compensation arrangements have been addressed outside of this Agreement. All matters relating to executive compensation will be handled in this manner.

                                  ARTICLE VIII
                                INDEMNIFICATION

         SECTION 1 - IN GENERAL. The party hereto to whom certain responsibilities and liabilities have been allocated hereunder (the "Indemnifying Party") shall indemnify, defend and hold harmless the other party (the "Indemnitee"), including the Indemnitee's respective directors, officers, employees, agents and affiliates (and the heirs, executors, successors and assigns of any of the foregoing) from and against any and all losses, liabilities, claims, damages, obligations, payments, costs and expenses, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown (including, without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions) arising out of or due to the failure or alleged failure of the Indemnifying Party to pay, perform or otherwise discharge in due course any of its responsibilities or liabilities.

         SECTION 2 - INDEMNIFICATION OF FIDUCIARIES. Seitel (directly or through one or more subsidiaries) shall indemnify, defend and hold harmless each individual who is both an employee of Seitel or Eagle and a trustee or other fiduciary of an employee benefit plan (and his heirs, executors, successors and assigns) from and against any and all losses, liabilities, claims, damages, obligations, payments, costs and expenses, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown (including, without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions) directly arising out of, or directly related to, the plan transfer contemplated by Article II hereof.

         SECTION 3 - LIMITATIONS ON, AND PROCEDURES FOR, INDEMNIFICATION. The limitations on, and procedures for, indemnification set forth in the Master Separation Agreement are incorporated herein by reference.

                                   ARTICLE IX
                                 MISCELLANEOUS

         SECTION 1 - COMPLETE AGREEMENT; CONSTRUCTION. This Agreement, and the agreements and documents referred to herein, shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. Notwithstanding any other provisions in this Agreement or the Master Separation Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of the Master Separation Agreement and this Agreement, the provisions of this Agreement shall control.


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         SECTION 2 - EXPENSES.  Except as otherwise set forth in this
Agreement, each party hereto shall pay its respective costs and expenses in connection with the preparation, execution, delivery and implementation of this Agreement and with the consummation of the transactions contemplated by this Agreement.

         SECTION 3 - GOVERNING LAW. Subject to applicable federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the principles of conflicts of laws thereof.

         SECTION 4 - NOTICES. All notices and other communications hereunder shall be in writing and shall be delivered by hand or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received:

                 TO SEITEL:                50 Briar Hollow Lane
                                           7th Floor West
                                           Houston, TX  77027

                 TO EAGLE:                 50 Briar Hollow Lane
                                           6th Floor West
                                           Houston, Texas 77027

         SECTION 5 - AMENDMENTS. This Agreement may not be modified or amended except by an agreement in writing signed by the parties hereto.

         SECTION 6 - SUCCESSORS AND ASSIGNS. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

         SECTION 7 - TERMINATION. This Agreement may be terminated in the event that the Master Separation Agreement is terminated and the IPO abandoned prior to the Closing Date. In the event of such termination, no party shall have any liability of any kind to the other party.

         SECTION 8 - NO THIRD PARTY BENEFICIARIES.  Except as provided in
Section 2 of Article VIII ("Indemnification of Fiduciaries"), this Agreement is solely for the benefit of the parties hereto and their respective subsidiaries and shall not be deemed to confer upon third parties including, but not limited to, employees any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

         SECTION 9 - LEGAL ENFORCEABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         SECTION 10 - SATISFACTION OF CERTAIN CLAIMS. Notwithstanding any other provision of this Agreement, in the event that a Claim relating to any employee benefit plan or arrangement


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described in this agreement is successfully made by a person who is not a party hereto (or a subsidiary or affiliate thereof) and Seitel or, with respect to any plan or arrangement maintained by Eagle, Eagle determines that such Claim may be satisfied from assets of such plan or arrangement, the Claim, at Seitel's or, if applicable, Eagle's discretion, may be satisfied from such assets.

         SECTION 11 - FURTHER ASSURANCES. The parties hereto agree to execute such documents and assurances as are necessary or appropriate to give effect to the terms and conditions of this Agreement.

         IN WITNESS WHEREOF, the parties, acting through their duly authorized officers, have caused this Agreement to be duly executed as of the day and year first above written.

                                       SEITEL, INC.



                                       By:
                                           -------------------------------------
                                                 Paul A. Frame, President

                                       EAGLE GEOPHYSICAL, INC.



                                       By:
                                           -------------------------------------
                                                Jay N. Silverman, President










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